PRESS RELEASE For immediate release

NVE Corporation Reports Second Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—October 15, 2018—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and six months ended September 30, 2018.

Total revenue for the second quarter of fiscal 2019 increased 7% to $7.51 million from $7.00 million in the prior-year quarter. The increase was due a 10% increase in product sales, partially offset by a 26% decrease in contract research and development revenue. Net income for the second quarter of fiscal 2019 increased 35% to $4.28 million, or $0.88 per diluted share, compared to $3.16 million, or $0.65 per share, for the prior-year quarter.

For the first six months of fiscal 2019, total revenue increased to $14.61 million from $14.60 million for the first six months of the prior year, as a 5% increase in product sales more than offset a 48% decrease in contract research and development revenue. Net income increased 27% to $8.23 million, or $1.70 per diluted share, compared to $6.46 million, or $1.33 per share, for the first half of fiscal 2018.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable November 30, 2018 to shareholders of record as of October 29, 2018.

“We are pleased to report strong product sales growth, record net income, and record earnings per share for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, risks and uncertainties related to future sales and revenue, uncertainties related to the impact of Federal tax reform, risks related to changes in tariffs and other trade barriers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and other reports filed with the SEC.
###

NVE CORPORATION
STATEMENTS OF INCOME
QUARTERS AND SIX MONTHS ENDED SEPTEMBER 30, 2018 AND 2017 (Unaudited)

	Quarter Ended Sept. 30
	2018	2017
Revenue
Product sales	$7,054,977	$6,387,080
Contract research and development	451,098	609,154
Total revenue	7,506,075	6,996,234
Cost of sales	1,352,845	1,353,169
Gross profit	6,153,230	5,643,065
Expenses
Research and development	971,963	1,030,504
Selling, general, and administrative	377,448	348,363
Total expenses	1,349,411	1,378,867
Income from operations	4,803,819	4,264,198
Interest income	443,325	387,860
Income before taxes	5,247,144	4,652,058
Provision for income taxes	964,534	1,491,023
Net income	$4,282,610	$3,161,035
Net income per share – basic	$0.88	$0.65
Net income per share – diluted	$0.88	$0.65
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,843,032	4,841,010
Diluted	4,852,644	4,845,632

	Six Months Ended Sept. 30
	2018	2017
Revenue
Product sales	$13,925,623	$13,269,753
Contract research and development	688,358	1,334,147
Total revenue	14,613,981	14,603,900
Cost of sales	2,748,850	3,151,535
Gross profit	11,865,131	11,452,365
Expenses
Research and development	1,960,989	1,936,229
Selling, general, and administrative	706,209	747,724
Total expenses	2,667,198	2,683,953
Income from operations	9,197,933	8,768,412
Interest income	868,095	749,638
Income before taxes	10,066,028	9,518,050
Provision for income taxes	1,838,369	3,059,400
Net income	$8,227,659	$6,458,650
Net income per share – basic	$1.70	$1.33
Net income per share – diluted	$1.70	$1.33
Cash dividends declared per common share	$2.00	$2.00
Weighted average shares outstanding
Basic	4,842,524	4,841,010
Diluted	4,851,072	4,845,907

NVE CORPORATION
BALANCE SHEETS
SEPTEMBER 30 AND MARCH 31, 2018

	(Unaudited) Sept. 30, 2018	March 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$6,047,918	$4,755,082
Marketable securities, short-term	23,941,749	20,765,809
Accounts receivable, net of allowance for uncollectible accounts of $15,000	3,045,230	2,888,779
Inventories	3,575,963	3,650,439
Prepaid expenses and other assets	650,748	635,160
Total current assets	37,261,608	32,695,269
Fixed assets
Machinery and equipment	9,395,987	9,395,987
Leasehold improvements	1,787,269	1,749,284
	11,183,256	11,145,271
Less accumulated depreciation and amortization	10,066,677	9,819,888
Net fixed assets	1,116,579	1,325,383
Deferred tax assets	625,024	572,655
Marketable securities, long-term	46,860,152	52,838,158
Total assets	$85,863,363	$87,431,465

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$253,702	$414,970
Accrued payroll and other	462,262	574,755
Total current liabilities	715,964	989,725

Shareholders’ equity
Common stock	48,440	48,420
Additional paid-in capital	19,817,088	19,599,298
Accumulated other comprehensive loss	(1,031,790)	(915,635)
Retained earnings	66,313,661	67,709,657
Total shareholders’ equity	85,147,399	86,441,740
Total liabilities and shareholders’ equity	$85,863,363	$87,431,465